Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2014
Annualized Operating ROE of 10.0%
Diluted Operating Income Per Share of $1.08
Diluted Book Value Per Share of $44.60, up 9.0% (10.1% excluding bid defense costs) from December 31, 2013

Hamilton, Bermuda, October 29, 2014 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $37.4 million, or $0.42 diluted net income per share, for the quarter ended September 30, 2014.

Chris O’Kane, Chief Executive Officer, commented, “During the third quarter we continued to execute our strategy to increase ROE and shareholder value with good operating results, opportunistic share repurchases and further rebalancing of our investment portfolio. Reinsurance had another very strong quarter and continues to successfully navigate a dynamic market. Insurance continued to evidence momentum, with our U.S. Insurance teams continuing to make strong progress in building out the platform through profitable growth. As we enter the final quarter of 2014 we are well positioned to comfortably exceed our 10% ROE target for the year. We will continue to focus on ROE improvement in 2015 and beyond.”

Operating highlights for the quarter ended September 30, 2014

•	Gross written premiums increased by 12.2% to $652.5 million in the third quarter of 2014 from the third quarter of 2013, with growth from both Insurance and Reinsurance segments

•
Combined ratio of 94.6% (91.3% excluding corporate expenses related to bid defense costs) for the third quarter of 2014 compared with 91.8% for the third quarter of 2013.  There were $17.1 million, or 2.8 combined ratio points, of pre-tax catastrophe losses in the third quarter of 2014 compared with $14.2 million, or 2.6 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries and reinstatement premiums in the third quarter of 2013

•
Net favorable development on prior year loss reserves of $32.6 million, or 5.3 combined ratio points, for the third quarter of 2014 compared with $33.6 million, or 6.2 combined ratio points, for the third quarter of 2013

Financial highlights for the quarter and nine months ended September 30, 2014

•
Annualized net income return on average equity of 4.0% (6.4% excluding bid defense costs) and annualized operating return on average equity of 10.0% for the third quarter of 2014 compared with 14.8% and 10.8%, respectively, for the third quarter of 2013(1)

•
Annualized net income return on average equity of 12.0% (13.3% excluding bid defense costs) and annualized operating return on average equity of 12.4% for the first nine months of 2014 compared with 10.1% and 9.2%, respectively, for the first nine months of 2013(1)

•
Diluted net income per share of $0.42 ($0.72 excluding $20.2 million of bid defense costs) for the quarter ended September 30, 2014, compared with diluted net income per share of $1.43 for the third quarter of 2013. Diluted net income per share of $3.91 ($4.34 excluding $28.5 million of bid defense costs) for the nine months ended September 30, 2014 compared with diluted net income per share of $2.95 for the nine months ended September 30, 2013

•
Diluted operating income per share of $1.08 for the quarter ended September 30, 2014, compared with $1.05 for the third quarter of 2013. Diluted operating income per share of $4.04 for the nine months ended September 30, 2014 compared with diluted operating income per share of $2.78 for the nine months ended September 30, 2013(1)

•
On a pre-tax basis, net catastrophe losses were $17.1 million, or $0.26 per diluted share, for the third quarter of 2014 compared with $14.2 million, or $0.21 per diluted share, for the third quarter of 2013

•	Diluted book value per share of $44.60 at September 30, 2014 up 9.0% from December 31, 2013;
Diluted book value per share increased 10.1% excluding bid defense costs from December 31, 2013

(1)	See definition of non-GAAP financial measures at the end of this release.

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended September 30, 2014 include:

•	Gross written premiums of $256.9 million, an increase of 17.0% from $219.5 million in the third quarter of 2013

•	Combined ratio of 79.5% compared with 80.5% for the third quarter of 2013

•
Prior year favorable reserve development of $26.0 million, or 9.3 combined ratio points, compared with $32.3 million prior year favorable loss reserve development, or 12.6 combined ratio points, for the third quarter of 2013

The growth in gross written premiums was primarily due to increased production and new business in Other Property.

The combined ratio of 79.5% for the third quarter of 2014 included $10.5 million, or 3.8 percentage points, of pre-tax catastrophe losses primarily related to North American and European storms. The combined ratio of 80.5% for the third quarter of 2013 included $11.3 million, or 4.5 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and $1.4 million of reinstatement premiums. For the quarter ended September 30, 2014 the Reinsurance accident year ex catastrophe loss ratio improved 320 basis points to 52.7% from 55.9% a year ago.(1)

Insurance

Operating highlights for Insurance for the quarter ended September 30, 2014 include:

•	Gross written premiums of $395.6 million, an increase of 9.3% compared with $362.1 million in the third quarter of 2013

•	Combined ratio of 96.7% in line with the third quarter of 2013

•
Prior year favorable reserve development of $6.6 million, or 2.0 combined ratio points, compared with prior year favorable reserve development of $1.3 million, or 0.5 combined ratio point, for the third quarter of 2013

The increase in gross written premiums was attributable to Property and Casualty and Financial and Professional Lines, primarily resulting from the continued growth from the U.S. teams. The U.S. Insurance teams were again profitable in the quarter and through the first nine months of 2014 have achieved a loss ratio of 59.4%.

The combined ratio of 96.7% for the third quarter of 2014 included $6.6 million, or 2.0 percentage points, of pre-tax catastrophe losses related to U.S. storms. The combined ratio for the third quarter of 2013 included $2.9 million, or 1.0 percentage point, of pre-tax catastrophe losses related to U.S. storms. There was a higher frequency of non-correlated mid-sized losses of $14.3 million principally in the Marine, Energy and Aviation lines which accounted for 4.3 percentage points on the loss ratio.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.51 years at September 30, 2014 excluding the impact of interest rate swaps, or 3.26 years including the impact of interest rate swaps. The total return on Aspen’s investment portfolio was relatively flat for the third quarter of 2014, and was 2.19% for the nine months ended September 30, 2014. The equity portfolio which comprises 7.6% of the total portfolio, had a total return of negative 2.25% for the quarter and a total return of positive 5.36% for the nine months ended September 30, 2014.

Net investment income for the third quarter of 2014 was $48.0 million compared with $45.0 million for the third quarter of 2013. Book yield as at September 30, 2014 on the fixed income portfolio was 2.65% compared to 2.74% at December 31, 2013 and 2.82% at September 30, 2013.

Capital

Total shareholders’ equity was $3.4 billion at September 30, 2014.
During the third quarter of 2014, 2,120,625 ordinary shares were repurchased under a Rule 10b5-1 plan at an average price of $42.46 per share for a total cost of $90.0 million. For the nine months ended September 30, 2014, a total of 2,891,130 ordinary shares were repurchased at an average price of $41.82 per ordinary share for a total cost of $120.9 million. Between September 30, 2014 and October 28, 2014, a further 1,249,326 ordinary shares were repurchased under a Rule 10b5-1 plan at an average price of $42.78 per ordinary share for a total cost of $53.4 million.
Outlook
Aspen now expects to achieve an operating return on equity comfortably in excess of 10% in 2014, assuming normal loss experience.

Aspen expects to achieve an operating return on equity of 11% in 2015, and to achieve an operating return on equity of between 11% and 12% in 2016(3).

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 9:00 am (EDT) on Thursday, October 30, 2014.

To participate in the October 30 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 868 3191 (US toll free) or
+1 (973) 321 1024 (international)
Conference ID 1931681
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 1931681
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at September 30, 2014	As at December 31, 2013

ASSETS
Total investments	$7,274.0	$6,959.8
Cash and cash equivalents	1,289.1	1,293.6
Reinsurance recoverables	614.5	484.6
Premiums receivable	1,105.3	999.0
Other assets	546.7	493.5
Total assets	$10,829.6	$10,230.5

LIABILITIES
Losses and loss adjustment expenses	$4,787.3	$4,678.9
Unearned premiums	1,508.7	1,280.6
Other payables	475.5	372.4
Silverton loan notes	64.5	50.0
Long-term debt	549.1	549.0
Total liabilities	$7,385.1	$6,930.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,444.5	3,299.6
Total liabilities and shareholders’ equity	$10,829.6	$10,230.5

Book value per share	$45.60	$41.87
Diluted book value per share (treasury stock method)	$44.60	$40.90

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	September 30, 2014	September 30, 2013
UNDERWRITING REVENUES
Gross written premiums	$652.5	$581.6
Premiums ceded	(75.2)	(39.6)
Net written premiums	577.3	542.0
Change in unearned premiums	33.1	2.3
Net earned premiums	610.4	544.3
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	342.7	290.2
Amortization of deferred policy acquisition costs	115.5	110.5
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	99.6	98.9
Total underwriting expenses	557.8	499.6
Underwriting income including corporate expenses	52.6	44.7
OTHER OPERATING REVENUE
Net investment income	48.0	45.0
Interest expense	(7.4)	(7.7)
Other (expense) income	(7.8)	1.6
Total other operating revenue	32.8	38.9

OPERATING INCOME BEFORE TAX	85.4	83.6

Non-recurring corporate expenses (bid defense costs)	(20.2)	—
Net realized and unrealized exchange (losses) gains	(26.5)	13.3
Net realized and unrealized investment gains	—	13.4
INCOME BEFORE TAX	38.7	110.3
Income tax expense	(1.3)	(2.9)
NET INCOME AFTER TAX	37.4	107.4
Dividends paid on ordinary shares	(13.1)	(12.2)
Dividends paid on preference shares	(9.5)	(9.5)
Proportion due to non-controlling interest	0.1	0.3
Retained income	$14.9	$86.0
Components of net income (after tax)
Operating income	$81.7	$82.0
Non-recurring corporate expenses	(20.2)	—
Net realized and unrealized exchange (losses) gains after tax	(24.1)	12.0
Net realized investment gains after tax	—	13.4
NET INCOME AFTER TAX	$37.4	$107.4

Loss ratio	56.1%	53.3%
Policy acquisition expense ratio	18.9%	20.3%
General, administrative and corporate expense ratio	19.6%	18.2%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	16.3%	18.2%
Expense ratio	38.5%	38.5%
Expense ratio (excluding non-recurring corporate expenses)	35.2%	38.5%
Combined ratio	94.6%	91.8%
Combined ratio (excluding non-recurring corporate expenses)	91.3%	91.8%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratio

	Nine Months Ended
	September 30, 2014	September 30, 2013
UNDERWRITING REVENUES
Gross written premiums	$2,287.3	$2,042.3
Premiums ceded	(326.1)	(290.6)
Net written premiums	1,961.2	1,751.7
Change in unearned premiums	(168.1)	(152.5)
Net earned premiums	1,793.1	1,599.2
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	967.9	892.3
Amortization of deferred policy acquisition costs	336.4	322.3
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	295.7	273.2
Total underwriting expenses	1,600.0	1,487.8
Underwriting income including corporate expenses	193.1	111.4
OTHER OPERATING REVENUE
Net investment income	143.6	139.2
Interest expense	(22.1)	(23.2)
Other (expense) income	(5.9)	3.0
Total other operating revenue	115.6	119.0

OPERATING INCOME BEFORE TAX	308.7	230.4

Non-recurring corporate expenses (bid defense costs)	(28.5)	—
Net realized and unrealized exchange (losses)	(13.8)	(10.7)
Net realized and unrealized investment gains	33.5	29.4
INCOME BEFORE TAX	299.9	249.1
Income tax expense	(11.3)	(9.8)
NET INCOME AFTER TAX	288.6	239.3
Dividends paid on ordinary shares	(37.9)	(36.0)
Dividends paid on preference shares	(28.4)	(26.1)
Change in redemption value	—	(7.1)
Proportion due to non-controlling interest	—	0.3
Retained income	$222.3	$170.4
Components of net income (after tax)
Operating income	$297.2	$219.9
Non-recurring corporate expenses	(28.5)	—
Net realized and unrealized exchange (losses) after tax	(13.3)	(9.5)
Net realized investment gains after tax	33.2	28.9
NET INCOME AFTER TAX	$288.6	$239.3

Loss ratio	54.0%	55.8%
Policy acquisition expense ratio	18.8%	20.2%
General, administrative and corporate expense ratio	18.1%	17.1%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	16.5%	17.1%
Expense ratio	36.9%	37.3%
Expense ratio (excluding non-recurring corporate expenses)	35.3%	37.3%
Combined ratio	90.9%	93.1%
Combined ratio (excluding non-recurring corporate expenses)	89.3%	93.1%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.43	$1.47	$3.99	$3.07
Operating income adjusted for preference share dividend	$1.11	$1.09	$4.12	$2.89
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.42	$1.43	$3.91	$2.95
Operating income adjusted for preference share dividend	$1.08	$1.05	$4.04	$2.78

Weighted average number of ordinary shares outstanding (in millions)	65.116	66.716	65.284	67.303

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	66.513	68.562	66.599	69.959

Book value per ordinary share	$45.60	$41.33	$45.60	$41.33
Diluted book value per ordinary share (treasury stock method)	$44.60	$40.43	$44.60	$40.43

Ordinary shares outstanding at end of the period (in millions)	63.350	65.701	63.350	65.701

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	64.783	67.171	64.783	67.171

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$256.9	$395.6	$652.5	$219.5	$362.1	$581.6
Net written premiums	250.9	326.4	577.3	218.4	323.6	542.0
Gross earned premiums	291.0	403.9	694.9	268.6	356.5	625.1
Net earned premiums	279.6	330.8	610.4	255.7	288.6	544.3
Losses and loss adjustment expenses	132.0	210.7	342.7	122.2	168.0	290.2
Policy acquisition expenses	52.1	63.4	115.5	49.1	61.4	110.5
General and administrative expenses	38.4	45.6	84.0	34.6	49.5	84.1
Underwriting income	$57.1	$11.1	$68.2	$49.8	$9.7	$59.5

Net investment income			48.0			45.0
Net realized and unrealized investment gains (1)			—			13.4
Corporate expenses			(15.6)			(14.8)
Non-recurring corporate expenses			(20.2)			—
Other (expense) income			(7.8)			1.6
Interest expenses			(7.4)			(7.7)
Net realized and unrealized foreign exchange (losses) gains (2)			(26.5)			13.3
Income before tax			$38.7			$110.3
Income tax expense			(1.3)			(2.9)
Net income			$37.4			$107.4

Ratios
Loss ratio	47.2%	63.7%	56.1%	47.8%	58.2%	53.3%
Policy acquisition expense ratio	18.6%	19.2%	18.9%	19.2%	21.3%	20.3%
General and administrative expense ratio (3)	13.7%	13.8%	19.6%	13.5%	17.2%	18.2%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.7%	13.8%	16.3%	13.5%	17.2%	18.2%
Expense ratio	32.3%	33.0%	38.5%	32.7%	38.5%	38.5%
Expense ratio (excluding non-recurring corporate expenses)	32.3%	33.0%	35.2%	32.7%	38.5%	38.5%
Combined ratio	79.5%	96.7%	94.6%	80.5%	96.7%	91.8%
Combined ratio (excluding non-recurring corporate expenses)	79.5%	96.7%	91.3%	80.5%	96.7%	91.8%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,027.5	$1,259.8	$2,287.3	$957.7	$1,084.6	$2,042.3
Net written premiums	980.4	980.8	1,961.2	907.5	844.2	1,751.7
Gross earned premiums	859.2	1,182.0	2,041.2	828.9	1,000.7	1,829.6
Net earned premiums	825.1	968.0	1,793.1	788.2	811.0	1,599.2
Losses and loss adjustment expenses	367.4	600.5	967.9	394.9	497.4	892.3
Policy acquisition expenses	152.3	184.1	336.4	161.0	161.3	322.3
General and administrative expenses	107.0	142.6	249.6	97.2	134.0	231.2
Underwriting income	$198.4	$40.8	$239.2	$135.1	$18.3	$153.4

Net investment income			143.6			139.2
Net realized and unrealized investment gains (1)			33.5			29.4
Corporate expenses			(46.1)			(42.0)
Non-recurring corporate expenses			(28.5)			—
Other (expense) income			(5.9)			3.0
Interest expenses			(22.1)			(23.2)
Net realized and unrealized foreign exchange gains (losses) (2)			(13.8)			(10.7)
Income before tax			$299.9			$249.1
Income tax expense			(11.3)			(9.8)
Net income			$288.6			$239.3

Ratios
Loss ratio	44.5%	62.0%	54.0%	50.1%	61.3%	55.8%
Policy acquisition expense ratio	18.5%	19.0%	18.8%	20.4%	19.9%	20.2%
General and administrative expense ratio (3)	13.0%	14.7%	18.1%	12.3%	16.5%	17.1%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.0%	14.7%	16.5%	12.3%	16.5%	17.1%
Expense ratio	31.5%	33.7%	36.9%	32.7%	36.4%	37.3%
Expense ratio (excluding non-recurring corporate expenses)	31.5%	33.7%	35.3%	32.7%	36.4%	37.3%
Combined ratio	76.0%	95.7%	90.9%	82.8%	97.7%	93.1%
Combined ratio (excluding non-recurring corporate expenses)	76.0%	95.7%	89.3%	82.8%	97.7%	93.1%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” (“Good”) by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 20, 2014.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

(1)Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2014, non-recurring items included costs associated with defending the unsolicited approach from Endurance Specialty Holdings Ltd. in the amounts of $20.2 million and $28.5 million for the three and nine months ended September 30, 2014, respectively.

Aspen excludes these above items from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. Aspen has defined catastrophe losses in the third quarter of 2014 as losses predominantly associated with North American and European storms. Aspen has defined losses in the comparative period in 2013 as losses associated with hailstorms in Germany, floods in Toronto and Mexico and changes in loss estimates for natural catastrophe losses which occurred in the first half of 2013.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratio excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe related reinstatement premiums.  Aspen has defined catastrophe losses in the third quarter of 2014 as losses predominantly associated with North American and European storms. Aspen has defined losses in the comparative period in 2013 as losses primarily associated with hailstorms in Germany, floods in Toronto and Mexico and changes in loss estimates for natural catastrophe losses which occurred in the first half of 2013. The third quarter of 2014 accident year loss ratio excluding catastrophes for the Reinsurance Segment of 52.7% is calculated as follows: the loss ratio 47.2% plus 9.3 percentage points of prior year loss reserve development less 3.8 percentage points of pre-tax catastrophe losses.

(2) Catastrophe Load included in our outlook is an estimate of the average annual aggregate loss before tax and after reinsurance from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the worldwide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

The $185 million catastrophe load included in the 10% Return on Operating Equity outlook for 2014 provided on February 6, 2014, was calculated based on the expected catastrophe load for the year. There is a higher proportion of the catastrophe load allocated to the third quarter due to the historical frequency of U.S. Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses. Actual catastrophe loss experience may materially differ from the catastrophe load in any one year or attributable to any one quarter for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.

(3) The outlook for 2015 and 2016 assumes normal loss experience and the current insurance rate environment. Our outlook in 2015 and 2016 in particular is necessarily subject to heightened sensitivity in relation to assumptions which are likely to be the subject of future change, amendment, update and review, as necessary. For example, our assumptions for rising interest rates in 2015 and 2016 are subject to and dependent upon the anticipated and actual monetary policy decisions taken by the central banks in the jurisdictions in which we operate. Our assumptions are also based on the retention of our senior underwriters and client relationships. In addition, the models underlying our normal loss experience assumptions will produce different illustrative loss patterns if the modeling assumptions are changed. While recent decreases in pricing in certain business lines, if sustained, are expected to have an adverse effect on operating return on equity, Aspen continues to identify actions in each of its three operating return on equity levers - optimization of the business portfolio, capital efficiency and enhancing investment returns - to help mitigate the impact of pricing declines on operating return on equity.